Exhibit 23.1
                                  ------------

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4/A, No. 333-11982) and related Proxy/Prospectus of First Defiance Financial Corp. for the registration of its common stock related to its acquisition of ComBanc, Inc. and to the incorporation by reference therein of our report dated March 8, 2004, with respect to the consolidated financial statements of First Defiance Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Cleveland, Ohio
November 8, 2004